Exhibit (d)(2)
Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-100
PERSONAL AND CONFIDENTIAL
March 23, 2007
AstraZeneca PLC
15 Stanhope Gate
London, W1K 1LN
United Kingdom

Attention:	CRW Petty Deputy General Counsel
Ladies and Gentlemen:
In connection with your consideration of a possible transaction with Medlmmune, Inc. (the “Company”), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” shall include, without limitation, any and all information concerning the Company and its business, operations, strategy or prospects that is furnished to you by or on behalf of the Company, including, without limitation, any analyses, business or strategic plans, compilations, studies, data, reports, interpretations, projections, forecasts, records, notes, copies, excerpts, memoranda, documents or other materials (in whatever form maintained, whether documentary, computerized or otherwise), materials that contain or otherwise reflect such information concerning the Company prepared by you or on your behalf or any conversations with representatives of the Company describing or relating thereto. The term “Evaluation Material” shall not include information which (i) is already in your or your affiliates’ possession, provided that such information is not Known by you or your affiliates to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or (iii) becomes available to you or your affiliates on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you or your affiliates to be bound by a confidentiality agreement with or other obligation of secrecy

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to the Company or another party or (iv) is generated by you or your affiliates independently from and without reliance on the Evaluation Material previously provided to you and your affiliates.
You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you; provided, however, that (i) any of such information may be disclosed to your, and your affiliates’, directors, officers and employees and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees, advisors and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially and that you shall be responsible for any breach of the terms of this agreement by any such persons), and (ii) any disclosure of such information may be made to which the Company consents in writing.
You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that applicable United States and United Kingdom laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
In the event that you or anyone to whom you disclose the Evaluation Material receives a request to disclose all or any part of the Evaluation Material under applicable law, regulation or legal process from a court of competent jurisdiction or by another governmental agency, you shall, to the extent that you are legally permitted, (a) promptly notify the Company of the existence, terms and circumstances surrounding such a request, (b) consult with the Company on the advisability of taking steps to resist or narrow such request, (c) if disclosure of such Evaluation Material is required, furnish only such portion of the Evaluation Material as you are advised by counsel is legally required to be disclosed and (d) cooperate reasonably with the Company in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Evaluation Material that is required to be disclosed.
In addition, without the prior written consent of the Company, you will not, and will direct such directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.
You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that, for a period of two years from the date of this letter, you will not (a) propose to the Company or any other person any transaction relating to the Company’s securities between you and the Company and/or its security holders or involving any of its securities or security holders unless the Company shall have requested in writing that you make such a proposal, (b) acquire, or assist, advise or encourage any other persons in

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acquiring, directly or indirectly, control of the Company or beneficial ownership of one percent or more of any of the Company’s securities, businesses or assets, (c) make any public disclosure, or take any action that could reasonably require the Company to make any public disclosure, with respect to any of the matters set forth in this letter, or (d) disclose any intention, plan or arrangement inconsistent with the foregoing, in each case, unless the Company shall have consented in advance in writing to such action. Notwithstanding the foregoing, if the Company and a third party enter into a definitive agreement for the acquisition of at least a majority of the outstanding voting securities of the Company, then this paragraph shall cease to have any further force and effect.
You also agree that for a period of two years from the date of this letter, neither you nor any of your affiliates will, directly or indirectly, employ or solicit to employ, any employee of the Company unless the Company shall have consented in advance in writing to such actions; provided, however, that the foregoing provision will not prevent you from (i) making any general solicitation of employment not directed solely to the employees of the Company or from employing any such persons who respond to such general solicitation, (ii) from making any solicitation of employees of the Company (other than solicitations of employees of the Company that hold the title of Vice President or higher) which arises from circumstances or information unconnected with discussions under this letter or from employing any such persons who respond to such solicitation or (iii) from employing any such persons who contact you on their own initiative without any direct or indirect solicitation by you.
Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives or advisors resulting from the use of the Evaluation Material.
In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material which was prepared by the Company, its advisors or its representatives and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall, if so requested in writing, be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, you may keep one copy of the Evaluation Material in the office of your general counsel solely for the purpose of preserving the record of the Evaluation Material, facilitating compliance with this letter and using the same to defend against any claims or actions threatened or instituted involving the Evaluation Material, which Evaluation Material shall not be made available by such general counsel to any person for any other purpose.
Unless the Company shall have consented in advance in writing, neither you nor any of your directors, officers, employees or representatives will initiate or cause to be initiated (other than

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through Goldman, Sachs & Co.) any (a) communication concerning the Evaluation Material, (b) requests for meetings with management in connection with a potential transaction between the parties or (c) communication relating to the business of the Company or its affiliates or a potential transaction, in each case with any officer, director or employee of the Company or any of its affiliates.
You also agree that in the event of any breach of the terms of this letter, the Company would not be made whole by monetary damages and that, accordingly, the Company shall be entitled, in addition to any other remedy available at law or in equity, to equitable relief, including injunction, and that you shall not oppose the granting of such relief.
You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.
This letter shall be governed by, and construed in accordance with, the laws of the State of New York. Except for the preceding sentence, which shall be binding in perpetuity or until the latest date permitted by law, this agreement shall, subject to the terms hereof, be binding upon the parties hereto until the third anniversary of the date hereof.
Very truly yours,
MedImmune, Inc.

By:	/s/ Goldman, Sachs & Co.
Goldman, Sachs & Co.
on behalf of MedImmune, Inc.
Confirmed and Agreed to:

By:	/s/ Justin Hoskins
Authorized Signatory

Date:	26 March 2007

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